FOR IMMEDIATE RELEASE

CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS
EARNINGS FOR SECOND QUARTER OF 2007

VISALIA, Calif., July 26, 2007/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $671,000, or $.28 per diluted share, for the quarter ended June 30, 2007, compared to $665,000 or $.27 per diluted share for the same period of 2006, representing a 4% improvement in diluted earnings per share.

For the six months ended June 30, 2007 the Company’s consolidated net income totaled $1,264,000 or $.52 per diluted share, compared to $1,393,000 or $.57 per diluted share achieved in the comparable 2006 period.  The annualized returns on average assets for the six month periods ended June 30, 2007 and 2006 were .98% and 1.22%, respectively, while the annualized returns on average equity were 9.77% and 12.42%, respectively.

 “Our second quarter results indicate that our continued growth in earning assets over the past year has begun to more fully offset the decline in net interest income that resulted from the compression of our net interest margin over the same period of time,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  He added, “To combat the rising cost of funds evident throughout the industry, we are pushing hard to complete the growth and profitability initiatives that were implemented earlier this year.  We are confident that upon completion, these initiatives will enhance long-term franchise and shareholder value.”

Comparing account totals at June 30, 2007 to account totals at June 30, 2006, total assets increased by $25 million or 11% to $267 million, while net loans increased by $32 million or 20% to $195 million and total deposits increased by $19 million or 10% to $214 million.

Comparing account totals at June 30, 2007 to account totals at December 31, 2006, total assets increased by $4 million or 1%, while net loans increased by $13 million or 7%, and total deposits increased by $6 million or 3%.  Total deposits at June 30, 2007 and December 31, 2006 include $10 million of brokered time deposits that were acquired in December 2006.

Average total assets for the six months ended June 30, 2007 were $261 million compared to $230 million for the same period in 2006, an increase of $31 million or 14%.  Average total loans for the six months ended June 30, 2007 were $189 million compared to $154 million for the same period in 2006, an increase of $35 million or 23%.  Average deposits for the six months ended June 30, 2007 were $209 million compared to $191 million for the same period in 2006, an increase of $18 million or 9%.  Excluding $10 million of brokered time deposits acquired in December 2006, deposit growth has been relatively flat due to the economic and competitive environment.  The Company has accordingly utilized brokered time deposits and short-term Federal Home Loan Bank borrowings along with internal resources to fund loan growth and maintain liquidity.

Net interest income for the three- and six-month periods ended June 30, 2007 was $2.8 million and $5.5 million, respectively, compared to $2.8 million and $5.6 million for the comparable 2006 periods.  Although net interest income changed very little for the six-month periods ended June 30, 2007 and 2006, there was significant change in the components of net interest income.  Due primarily to asset growth, interest revenue in the 2007 period was $4.6 million compared to $4.0 million in the 2006 period, a 15% increase.  Interest expense in the 2007 period was $1.9 million compared to $1.2 million in the 2006 period, a 58% increase.  This reflected the fact that funding costs for both local deposits and wholesale funding sources increased significantly due to competitive factors even after the series of Fed-related rate increases was halted in mid-2006.  The Company’s net interest income was also impacted by a decrease in the average volume of non-interest bearing deposits which primarily migrated into interest-bearing deposit categories.  The average volume of demand deposit accounts for the 2007 period was $59 million, an $8 million or 12% decrease from the 2006 period.

The Company’s net interest margin on a fully tax equivalent basis for the second quarter of 2007 was 4.64% compared to 5.43% for the second quarter of 2006.  On a year to date basis, the Company’s net interest margin on a fully tax equivalent basis was 4.69% for the 2007 period compared to 5.46% for the 2006 period.  The reduction in net interest margin in the 2007 periods was the result of rising funding costs as discussed above.

The allowance for loan losses is evaluated prior to the end of each quarter and represents management’s estimate of the current amount of potential losses inherent in the loan portfolio given the facts and circumstances that exist as of the evaluation date.  The allowance for loan losses totaled $1.75 million or 0.89% of total loans at June 30, 2007 compared to $1.75 million or 1.06% of total loans at June 30, 2006.  No loan loss provision was recorded during either the 2007 or 2006 periods.  The Company recorded a $6,000 loan recovery and no loan charge-offs during the six months ended June 30, 2007, and recorded net charge-offs totaling $21,000 during the same period of 2006.

The Company had no non-performing assets at either June 30, 2007 or June 30, 2006.

Non-interest income earned during the six months ended June 30, 2007 totaled $573,000, an increase of $165,000 or 40% compared to the $408,000 earned during the six months ended June 30, 2006.  The change was primarily attributable to $73,000 of earnings on bank-owned life insurance assets acquired during the latter part of 2006.  The Company’s non-interest income also increased in the categories of service charges on deposits, fees from mortgage loan underwriting, and Federal Home Loan Bank dividend income.

Non-interest expense was $4.2 million in the first half of 2007 compared to $3.8 million in the first half of 2006, an increase of $388,000 or 10%. The increase was due primarily to increased employee costs associated with the Company’s growth.  Salaries and benefits for the 2007 period totaled $2.4 million compared to $2.1 million for the 2006 period, a $285,000 or 13% increase.

Valley Commerce Bancorp had 2,328,191 shares of common stock outstanding at June 30, 2007.  The book value per share was $11.31 at June 30, 2007, compared to $9.91 at June 30, 2006.  The increase in book value per share from the prior year is primarily attributable to the retention of earnings during the 12-month period ending June 30, 2007.  All per share data discussed above has been adjusted for the 5% stock dividend declared in May 2007.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton.  The Bank also operates a loan production office in Tulare.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (In thousands) (Unaudited)	As of June 30,		As of December 31,
	2007	2006	2006	2005
Assets
Cash and Due from Banks	$8,196	$12,994	$13,266	$17,733
Federal Funds Sold	-	2,030	-	1,885
Available-for-Sale Investment Securities	51,153	55,565	55,298	50,391
Loans (net)	194,986	162,487	182,331	149,991
Bank Premises and Equipment (net)	2,024	1,220	1,832	1,223
Cash Surrender Value of Bank Owned Life Insurance	6,058	2,835	5,935	2,781
Other Assets	4,834	4,658	5,003	4,007
TOTAL ASSETS	$267,251	$241,789	$263,665	$228,011

Liabilities & Equity
Non-Interest Bearing Deposits	$58,708	$66,386	$63,020	$75,419
Interest Bearing Deposits	82,504	75,344	75,293	63,549
Time Deposits	72,613	53,190	69,263	53,613
Total Deposits	213,825	194,920	207,576	192,581
Short-Term Debt	14,053	10,000	17,600	-
Long-Term Debt	8,248	8,845	8,548	9,140
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	1,701	2,125	1,400	1,288
Total Liabilities	240,920	218,983	238,217	206,102
Shareholders’ Equity	26,331	22,806	25,448	21,909
TOTAL LIABILITIES & EQUITY	$267,251	$241,789	$263,665	$228,011

Condensed Consolidated Statement of Income (In thousands except share data) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Interest Income	$4,616	$3,978	$9,073	$7,780
Interest Expense	1,856	1,183	3,620	2,218
NET INTEREST INCOME	2,760	2,795	5,453	5,562
Provision for Loan Losses	-	-	-	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,760	2,795	5,453	5,562
Non-interest Income	282	184	573	408
Non-interest Expenses	2,113	1,952	4,225	3,837
INCOME BEFORE INCOME TAXES	929	1,027	1,801	2,133
Income Taxes	258	362	537	740

NET INCOME	$671	$665	$1,264	$1,393

EARNINGS PER SHARE - BASIC*	$0.29	$0.29	$0.54	$0.61

EARNINGS PER SHARE – DILUTED*	$0.28	$0.27	$0.52	$0.57

SHARES OUTSTANDING – END OF PERIOD*	2,328,191	2,301,296	2,328,191	2,301,296
*All share and earnings per share data have been restated for a 5% stock dividend declared in May 2007.